UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 22, 2008

COACHMEN INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

INDIANA	1-7160	35-1101097
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation or organization)		Identification No.)

423 North Main Street, Middlebury, Indiana		46540
(Address of Principal Executive Offices)		(Zip Code)

(574) 825-5821
(Registrant’s telephone number,
including area code)

N/A
(Former Name or Former Address,
if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

See Item 2.01 below.

ITEM 2.01.  COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

        On December 26, 2008, the Registrant completed the sale of substantially all of the assets of its recreational vehicle manufacturing and sales business to Forest River, Inc. The closing consideration paid was approximately $40.0 million. Of the closing consideration, approximately $11.5 million was paid into two escrow accounts and is subject to reduction for indemnification and certain other claims. Proceeds were applied in accordance with the terms of the purchase agreement by $1.9 million to settle a contingent liability of approximately $11.0 million related to the Registrant’s bailment chassis pool with Ford Motor Company and by $2.0 million to purchase the required 5 year term of tail insurance.

In connection with closing of the sale of the RV business, Michael R. Terlep, Jr., the former President of the Registrant’s RV Group and a former member of the Registrant’s executive management committee, will be employed by Forest River, as of January 15, 2009.

With a portion of the proceeds of the consideration for the RV business, the Registrant paid the entire outstanding balance on its line of credit with Bank of America, leaving the Company with no indebtedness on its revolving line of credit. The Company and Bank of America are currently evaluating opportunities to restructure the current agreement to provide a facility tailored to the future operations of the Company.

On December 22, 2008, the Registrant sold 27 acres of real estate located in Middlebury, Indiana, along with the building and fixtures on the real estate, for $1.9 million. The site was a former manufacturing facility which had been vacant and placed up for sale in 2008.

ITEM 5.02.  DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

See Item 2.01 above.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS

(a)	Not applicable.
(b)	The pro forma financial information required to be filed with this report is incorporated herein by reference to the Registrant’s definitive proxy statement filed with the SEC on December 8, 2008.
(c)	Not applicable.
(d)	Exhibit 99: Press Release dated December 29, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COACHMEN INDUSTRIES, INC.

Date:	December 29, 2008	By:	/s/ Thomas P. Gehl

Thomas P. Gehl, Secretary
Printed Name and Title